Coopers
&Lybrand
Coopers & Lybrand L.L.P.
a professional services firm



                          CONSENT OFINDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Kyocera Corporation on Form S-8 (File No. 33-84904) and the registration statement of AVX Corporation on Form S-8 (File No. 333-890) of our report, dated March 25, 1997, on our audit of the financial statements of AVX Corporation Deferred Compensation Plan as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995 and the period ended December 31, 1994, which report is included in this Form 11 -K.




                                 COOPERS & LYBRAND L.L.P.

Atlanta, Georgia

March 27, 1997







Coopers & Lybrand
L,L.P., a registered limited liability partnership, is a member firm of Coopers & Lybrand (International).